UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No. One)*

                                Hummingbird Ltd.
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                    44544R101
                                 (CUSIP Number)

                                 March 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]  Rule 13d-1(b)
       [X]  Rule 13d-1(c)
       [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(1)    Names of Reporting Persons
       I.R.S. Identification Nos. of Above Persons (Entities Only)


         Bluewater  Investment  Management  Inc.
-------------------------------------------------------------------------------
(2)    Check the Appropriate Box if a Member of a Group

       (a) [ ]
       (b) [X]
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(3)    SEC Use Only

-------------------------------------------------------------------------------
(4)    Citizenship or Place of Organization

         Toronto,  Ontario,  Canada
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Number of                  (5)      Sole Voting Power
Shares                              972,825
Benefici-                  ----------------------------------------------------
ally Owned                 (6)      Shared Voting Power
by Each                             Nil
Reporting                  ----------------------------------------------------
Person With                (7)      Sole Dispositive Power
                                    972,825
                           ----------------------------------------------------
                           (8)      Shared Dispositive Power
                                    Nil
(9)    Aggregate Amount Beneficially Owned by Each Reporting Person

                                    972,825
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(10)   Check if the Aggregate Amount in Row (9) Excludes
       Certain Shares                               [  ]
-------------------------------------------------------------------------------
(11)   Percent of Class Represented by Amount in Row 9

                                    5.47%
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(12)   Type of Reporting Person
                                    CO
-------------------------------------------------------------------------------


                                              Item 1(a)

Name of Issuer:            Hummingbird  Ltd.




                                              Item 1(b)

Address of Issuer's Principal Executive Offices:
                           1 Sparks Avenue
                           Toronto, Ontario
                           Canada
                           M2H 2W1

                                              Item 2(a)

Name of Person Filing:
                           Bluewater Investment Management  Inc.


                                              Item 2(b)

Address of Principal Business Office:

                           Suite 1502,  Box 63
                           150 King Street West
                           Toronto, Ontario
                           Canada
                           M5H 1J9




                                              Item 2(c)

Citizenship:
                           Organized in Toronto, Ontario, Canada







                                              Item 2(d)

Title of Class of Securities:
                            Common Stock







                                                               Item 2(e)

CUSIP Number:

                                            44544R101
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                                       Item 3

If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

       (a)    [ ] Broker or Dealer registered under Section 15 of
                  the Act

       (b)    [ ] Bank as defined in section 3(a) (6) of the Act

       (c)    [ ] Insurance Company as defined in section 3(a)(19)
                  of the Act

       (d)    [ ] Investment Company registered under section 8 of
                  the Investment Company Act

       (e)    [X] An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E)

       (f)    [ ] An employee benefit plan or endowment fund in
                  accordance with Rule 13d-1(b)(1)(ii)(F)

       (g)    [ ] A parent holding company or control person in
                  accordance with Rule 13d-1(b)(1)(ii)(G)

       (h)    [ ] A savings association as defined in Section 3(b)
                  of the Federal Deposit Insurance Act

       (i)    [ ] A church plan that is excluded from the
                  definition of an investment company under Section 3(c)(14) of the Investment Company Act

       (j)    [ ] Group, in accordance with Rule
                  13d-1(b)(1)(ii)(J)

       If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]


                                                   Item 4

Ownership.

       (a) Amount Beneficially Owned:

           972,825

       (b) Percent of Class:

           5.47%







       (c) Number of shares as to which such person has:

           (i)   Sole power to vote or to direct the vote:              972,825
           (ii)  Shared power to vote or to direct the vote:            Nil
           (iii) Sole power to dispose or to direct the
                 disposition of:                                        972,825
           (iv)  Shared power to dispose or to direct
                 the disposition of:                                    Nil






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                                        Item 5

Ownership of Five Percent or Less of a Class

   [  ]

                            N/A
-------------------------------------------------------------------------------
                                        Item 6

Ownership of More than Five Percent on Behalf of Another Person

Several accounts managed by Bluewater Investment Management Inc. have the right to receive dividends and the proceeds from the sale of these securities, none of which own more than 5% of the common stock of Hummingbird Ltd., except Universal Canadian Growth Fund, a Canadian mutual fund trust.
-------------------------------------------------------------------------------

                                        Item 7

Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.



                            N/A
-------------------------------------------------------------------------------
                                        Item 8

Identification and Classification of Members of the Group.



                            N/A
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                                        Item 9

Notice of Dissolution of Group.



                            N/A
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                                        Item 10

Certification.

(a) The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b) The following certification shall be included if the statement is filed pursuant to 240.13d-1(c):

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature.

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:                  April  7,  2003

Signature:             ------/s/Dina DeGeer-------

Name/Title:            Dina  DeGeer




                       Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations
                       (See 18 U.S.C. 1001).